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                                                                    EXHIBIT 99.1

FORWARD-LOOKING STATEMENTS AND "SAFE HARBOR" LANGUAGE

This document contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Words such as "estimate," "project," "intend," "anticipate," "believe" and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this document include statements about future financial and operating results, including the anticipated financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities for existing products, plans and objectives of management and markets for our common stock. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties, including the matters noted above, that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in the forward-looking statement. In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Additional risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

      - our ability to comply with financial covenants under our senior credit agreement or other indebtedness or receive waivers of prospective defaults under such agreements,

      - our ability to generate sufficient cash from operations, asset sales and other transactions to fund our cash needs, and an inability to do so could result in our filing a voluntary petition for bankruptcy,

      - our ability to continue to operate in the ordinary course and manage our relationships with our lenders, bondholders, vendors and suppliers and employees,

      - our ability to effect the sale of some or all of the assets comprising our Pharmaceutical Division and other assets, if we choose to do so, on attractive terms or at all,

      - the investigations by the U.S. Attorney's office and the SEC into our financial reporting and related activity,

      -     the outcome of pending litigation filed against us,

      -     the outcome of pending litigations we have filed against others,

      -     significant changes in our management team,

      - demand for our products and services and the products we produce for others,

      -     the prices that we can obtain for our products and services,

      -     the level of competition we face,

      -     our ability to attract and retain product development projects,

      - distributors' and wholesalers' inventory levels and ordering and payment patterns,

      - timely success in product development and regulatory approvals for new products and line extensions, both for our proprietary products and products we develop for our customers,

      - market acceptance of new products and line extensions at levels that justify our cost of developing or acquiring these products,

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      -     actions by the United States Food and Drug Administration ("FDA") in
            connection with submissions related to our products or those of our competitors or customers,

      - other governmental regulations and actions affecting our products and services or those of our competitors,

      - third-party payer decisions and actions affecting our products or those of our competitors or customers,

      - our ability to participate in federal health care programs, including the Medicare and Medicaid programs,

      - developments in patent or other proprietary rights owned by us or others, and

      -     general conditions in the economy and capital markets.

Additional factors that may cause our actual results to differ materially are discussed below under the caption "-Risk Factors," and in our recent filings with the SEC, including without limitation Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations-Risk Factors and Forward-Looking Statements" of our 2003 Form 10-K, our Current Reports on Form 8-K and other periodic filings. Whenever you read or hear any subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf, you should keep in mind the cautionary statements contained or referred to in this section.

We do not undertake, and expressly disclaim, any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

      The risks and uncertainties described below are intended to highlight risks and uncertainties that are specific to us but are not the only risks and uncertainties that we face. Additional risks and uncertainties, including those generally affecting the industry in which we operate and risks and uncertainties that we currently deem immaterial, also may impair our business and the value of any investment in us.

                    RISKS RELATING TO OUR FINANCIAL CONDITION

OUR SUBSTANTIAL INDEBTEDNESS MAY SEVERELY LIMIT CASH FLOW AVAILABLE FOR OUR OPERATIONS AND COULD IMPAIR OUR ABILITY TO SERVICE DEBT OR OBTAIN ADDITIONAL FINANCING IF NECESSARY.

      We are highly leveraged. We currently have $[155.0] million in senior term loans outstanding, with the ability to borrow an additional $[10.0] million in senior term loans, and a senior revolving credit facility in the amount of $15.0 million, of which loans aggregating $12.5 million are currently outstanding. In addition, we have $175.0 million of our senior subordinated notes outstanding. We have granted the lenders under our senior credit facilities a lien on substantially all of our current and future property, including our intellectual property, and we have granted a second-priority lien on these assets to secure our senior subordinated notes and the guarantees of the notes by certain of our subsidiaries. The terms of our senior secured credit facilities and the indenture governing our senior subordinated notes restrict our ability to obtain funds by incurring further indebtedness.

      The substantial amount of payments on our outstanding debt and other payment obligations could, among other things:

      -     limit our ability to obtain additional financing,

      - limit our flexibility in planning for, or reacting to, changes in our business and the industry,

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      -     place us at a competitive disadvantage relative to our competitors with less debt,

      - render us more vulnerable to general adverse economic and industry conditions, and

      - require us to dedicate a substantial portion of our cash flow to service our debt.

      Our ability to make future payments on, and, if necessary, to refinance our debt, will depend on our ability to generate cash in the future, which may be influenced by general economic, business, financial, competitive, legislative, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable us to repay our debt on or before maturity. We may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we would be able to refinance any of our debt, including any credit facilities and our senior subordinated notes, on commercially reasonable terms or at all.

WE ARE EXPLORING THE SALE OF SOME OF OUR ASSETS, INCLUDING SOME OR ALL OF THE ASSETS OF OUR PHARMACEUTICAL DIVISION, BUT CANNOT GIVE YOU ANY ASSURANCE THAT WE WILL BE ABLE TO COMPLETE THESE SALES ON A TIMELY BASIS ON ATTRACTIVE TERMS OR AT ALL, OR THAT OUR OPERATIONS REMAINING AFTER ANY SUCH ASSET SALES WILL GENERATE SUFFICIENT CASH TO MEET OUR LIQUIDITY NEEDS.

      We have engaged Rothschild Inc. to assist us in evaluating potential asset divestitures. We are exploring the potential sale of some or all of the assets comprising our Pharmaceuticals Division, as well as other assets that are no longer strategic to our long-term business plan. We cannot assure you that we will be able to complete any of these asset sales on a timely basis, on attractive terms or at all.

      In addition, we cannot assure you that our operations remaining after these asset sales will generate sufficient cash to meet our liquidity needs, including payments due on our senior secured credit facilities and senior subordinated notes. Following any of these asset sales and the application of the net proceeds to repay our senior debt as required under our senior secured credit facilities, we will have fewer assets available to satisfy the claims of lenders under our senior secured credit facilities and of holders of the notes.

OUR NEAR-TERM LIQUIDITY AND CASH FLOW MAY BE SIGNIFICANTLY AFFECTED BY RETURNS OF PRODUCT SOLD IN 2003.

      In 2003, we sold certain products to wholesalers on terms permitting the return of the product within six months if not then resold by the wholesaler, including approximately $9 million of launch quantity Darvocet A500 sold in the second half of 2003. In addition, during the second half of 2003, we sold $21 million of Brethine injectable to a specialty wholesaler and $10.4 million of our Darvocet-N 100, 500 count bottles, to repackagers that resulted in significant wholesaler channel inventory levels. In addition to the special return rights granted in product launches, each of our products may be returned to us near the expiration date of the product. If the wholesalers exercise their rights of return for these or other products, the issuance of either a credit on future sales or cash payment resulting from such returns could have a material effect on our liquidity in 2004. In addition, we are accounting for the shipments made to the specialty wholesaler under the consignment model. We received payment for these shipments in 2003. Thus, although we may record revenue in 2004 on the Brethine injectable product we sold in 2003, we will not receive any additional cash payments. Finally, to the extent that wholesaler channel inventories of our products exceed appropriate levels, as discussed above, our sales of those products in subsequent periods, and thus our cash flow, may be adversely affected.

WE ARE INCURRING SIGNIFICANT PROFESSIONAL FEES, INCLUDING IN CONNECTION WITH GOVERNMENTAL INVESTIGATIONS AND PENDING LITIGATION, THAT DEPLETE OUR CASH RESOURCES.

      We have incurred, and in the near term likely will continue to incur, significant professional fees in connection with the pending governmental investigations and litigation described in Part II, Item 1, "Legal Proceedings" of this Quarterly Report on Form 10-Q. In addition, we are paying significant professional fees to FTI Consulting for help in addressing our financial and liquidity concerns and for the services of FTI Consulting personnel as our Interim Chief Operating Officer and Interim Chief Financial

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Officer. We have also agreed to pay the fees and expenses of the legal counsel to the ad hoc committee of holders of our senior subordinated notes, and the committee's financial advisor, in connection with our recent consent solicitation with respect to the notes. We will also incur fees payable to our financial advisor in connection with potential asset sales. Further, we are incurring significant professional fees in connection with evaluating and improving our internal controls over financial reporting, including in connection with our efforts to document our internal controls as required by
Section 404 of the Sarbanes-Oxley Act of 2002. Professional fees on a number of the matters described in this Quarterly Report, including securities and ERISA litigation and governmental investigations, may extend for several years. These professional fees have substantially increased, and in the near term may continue to substantially increase, our cash needs to an extent that cash from our operations may be insufficient to fund all of our cash needs.

OUR REDUCED CORPORATE CREDIT RATINGS MAY IMPAIR OUR ABILITY TO EFFECT FUTURE REFINANCINGS OF OUR INDEBTEDNESS OR INCREASE THE EXPENSE OF REPLACEMENT INDEBTEDNESS.

      On March 31, 2004, Moody's and Standard & Poor's each announced reductions in our corporate credit ratings. These reductions of our credit ratings could adversely affect our ability to effect a future refinancing of our indebtedness or increase the cost of implementing any other debt financing.

CUSTOMER CONCERNS WITH RESPECT TO OUR LIQUIDITY AND PENDING GOVERNMENTAL INVESTIGATIONS AND LITIGATION COULD MAKE IT DIFFICULT FOR US TO OBTAIN AND RETAIN FEE-FOR-SERVICE PROJECTS.

      Some customers and potential customers of our Development Services Division have expressed concern with respect to issues regarding our liquidity and pending governmental investigations and litigation in deciding whether to place, or continue with, product development projects with us. A customer of our Development Services Division has recently sought to terminate a long-term product development agreement, though we are continuing discussions with this customer to continue development services under discrete fee-for-service engagements. If we are unsuccessful in overcoming these customer concerns, we may fail to obtain new product development projects or retain existing product development projects, which would have a material adverse effect on our results of operations, financial condition and cash flow.

       RISKS RELATING TO PENDING GOVERNMENTAL INVESTIGATIONS AND LAWSUITS

AN ADVERSE JUDGMENT IN LITIGATION IN WHICH WE AND CERTAIN CURRENT AND FORMER EXECUTIVE OFFICERS, EMPLOYEES AND DIRECTORS ARE DEFENDANTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND LIQUIDITY.

      We and certain of our current and former officers and directors have been named as defendants in purported stockholder class action lawsuits alleging violations of federal securities laws and a stockholder derivative action alleging violations of state law fiduciary responsibilities. These lawsuits were filed beginning in February 2004 and are pending in the U.S. District Court for the Eastern District of North Carolina. The securities lawsuits assert claims arising under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder on behalf of a class of purchasers of our common stock during the period from January 31, 2002 through and including March 1, 2004 (the "Class Period"). The securities complaints allege generally that the defendants knowingly or recklessly made false or misleading statements during the Class Period concerning our financial condition and that our financial statements did not present our true financial condition and were not prepared in accordance with generally accepted accounting principles. The securities complaints seek certification as a class action, unspecified compensatory damages, attorneys' fees and costs, and other relief. By order dated April 16, 2004, the district court consolidated the securities lawsuits into one consolidated action. We expect that these plaintiffs will file a consolidated, amended complaint in December 2004, to which we will respond in lieu of responding to the individual complaints. The stockholder derivative suit asserts state law claims for breach of fiduciary duty, gross negligence, breach of contract, and insider trading, and seeks unspecified compensatory damages, attorneys' fees and costs, and other relief.

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      In addition, we, one of our former officers, certain of our employees and others have been named in a purported class action brought by an aaiPharma pension plan participant and beneficiary asserting claims under ERISA on behalf of a class of all persons who are or were participants or beneficiaries of the aaiPharma Inc. Retirement and Savings Plan (the "Plan") during the period from April 24, 2002 to March 31, 2004. The complaint alleges generally that the defendants breached fiduciary duties owed under ERISA with respect to the investment of Plan assets in aaiPharma stock by misleading participants and beneficiaries of the Plan regarding our earnings, prospects, and business condition. The complaint seeks certification as a class action, unspecified compensatory damages, attorneys' fees and costs, and other relief. This ERISA lawsuit is pending in U.S. District Court for the Eastern District of North Carolina. We expect that the plaintiff will file a consolidated, amended complaint in December 2004. The proceedings in this matter are expected to be coordinated with the securities lawsuits described above.

      These lawsuits are at an early stage. A lead plaintiff in the securities litigation was appointed on October 14, 2004 and consolidated amended complaints have not yet been served in the securities and ERISA litigation. The derivative action has not yet been formally served on us. We are not required to file an answer or motion to dismiss in the securities and ERISA lawsuits until after service of a consolidated amended complaint on us in those actions, and no discovery has yet occurred in either the securities or derivative litigation.

      By, and subject to, the terms of our bylaws, we have certain obligations to indemnify our current and former officers, directors and employees who have been named as defendants in these lawsuits. We have purchased directors and officers liability insurance ("D&O insurance") that may provide coverage for some or all of these lawsuits and governmental investigations. We have given notice to our D&O insurance carriers of the securities and derivative suits described above, and the insurers have responded by requesting additional information and by reserving their rights under the policies, including the rights to deny coverage under various policy exclusions or to rescind the policies. There is a risk, however, that the D&O insurance carriers will rescind the policies or that some or all of the claims or expenses will not be covered by such policies; or that, even if covered, our ultimate liability will exceed the available insurance. Our fiduciary liability insurance carrier has denied coverage of claims made in connection with the ERISA litigation.

      In addition to the foregoing matters, we are also a party to several other lawsuits. We are involved in four lawsuits centered on our omeprazole-related patents, including one lawsuit brought by us against an alleged infringer of our patents and three lawsuits which were brought by third parties against us and are currently essentially inactive. Omeprazole is the active ingredient found in Prilosec, a drug sold by AstraZeneca. In August 2004, CIMA Labs, Inc. initiated a lawsuit against us in Minnesota state court seeking to recover the $11.5 million "break-up fee" paid to us pursuant to the merger agreement that we had entered into with CIMA on August 5, 2003, as well as $5 million in other costs. In addition, we are a party to a lawsuit pending in federal court in Georgia against Athlon Pharmaceuticals, Inc. regarding an agreement pursuant to which Athlon was to provide a contract sales force. Athlon is seeking to recover damages in connection with the termination of this agreement. Athlon has also filed a separate action against us in the same court alleging a breach of the purchase agreement pursuant to which we purchased Darvocet A500 from Athlon.

      Although we intend to vigorously pursue all of our claims and defenses available in these lawsuits, an adverse determination in these lawsuits or an inability to obtain payment under our D&O insurance policies for litigation and indemnification costs in the securities matters and derivative action and any damages ultimately borne by us as a result of these lawsuits could have a material adverse effect on our business, financial condition, results of operations or cash flows. See Part II, Item 1, "Legal Proceedings."

AN ADVERSE OUTCOME WITH RESPECT TO INVESTIGATIONS OF AAIPHARMA THAT ARE BEING CONDUCTED BY THE SEC AND THE U.S. ATTORNEY'S OFFICE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND LIQUIDITY.

      In April 2004, in connection with an investigation conducted by the U.S. Attorney's Office for the Western District of North Carolina (the "U.S. Attorney's Office"), we received federal grand jury subpoenas for document production and potential testimony related to, among other things, certain

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transactions regarding our 2002 and 2003 financial information, the terms, conditions of employment and compensation arrangements of certain of our senior management personnel, compensation and incentive arrangements for employees responsible for the sale of our Brethine, Darvocet, calcitriol, azathioprine and Darvon Compound products, quantities of the foregoing products in distribution channels, financial benefits with respect to specified corporate transactions to our senior management and others, certain loans obtained by us, extensions of credit, if any, by us to officers or directors, accounting for sales and returns of our foregoing products, our analysts' conference calls on financial results, internal and external investigations of pharmaceutical product sales activities, and related matters. The SEC has also commenced an investigation and we have received a subpoena from the SEC covering similar matters.

      We have agreed to cooperate fully with the government investigations, and share with the SEC and the U.S. Attorney's Office all results of the Special Committee's investigation of unusual sales of certain of our products and other matters. The U.S. Attorney's Office, SEC and other government agencies that are investigating or might commence an investigation of aaiPharma could impose, based on a claim of fraud, material misstatements, violation of false claims law or otherwise, civil and/or criminal sanctions, including fines, penalties, and/or administrative remedies. If any government sanctions are imposed, which we cannot predict or reasonably estimate at this time, our business, financial condition, results of operations or cash flows could be materially adversely affected. These matters have resulted, and are expected to continue to result, in a significant diversion of management's attention and resources and in significant professional fees.

      In addition, there may be additional governmental investigations pending of which we are not yet aware.

WE HAVE CERTAIN OBLIGATIONS TO INDEMNIFY OUR OFFICERS AND DIRECTORS, AND WE MAY NOT HAVE SUFFICIENT INSURANCE COVERAGE AVAILABLE FOR THIS PURPOSE. WE MAY BE FORCED TO PAY THESE INDEMNIFICATION COSTS DIRECTLY, AND WE MAY NOT BE ABLE TO MAINTAIN EXISTING LEVELS OF COVERAGE, WHICH COULD MAKE IT DIFFICULT TO ATTRACT OR RETAIN QUALIFIED DIRECTORS AND OFFICERS.

      Our bylaws require that we indemnify our directors and officers under specified circumstances. Although we have purchased D&O liability insurance for our directors and officers to fund a portion of these obligations, if our insurance carriers should deny coverage, or if the indemnification costs exceed the insurance coverage, we may be forced to bear some or all of these indemnification costs directly, which could be substantial and may have an adverse effect on our business, financial condition, results of operations and cash flows. Our insurance carrier has denied coverage with respect to claims made in connection with the pending ERISA litigation. If the cost of this insurance increases significantly, or if this insurance becomes unavailable, we may not be able to maintain or increase our levels of insurance coverage for our directors and officers, which could make it difficult to attract or retain qualified directors and officers.

AS A RESULT OF OUR ANNOUNCEMENT REGARDING UNUSUAL SALES OF CERTAIN PRODUCTS, AND THE INCREASED SCRUTINY OF FINANCIAL DISCLOSURE GENERALLY, INVESTOR CONFIDENCE AND THE CONFIDENCE OF OUR LENDERS IN US HAS SUFFERED AND COULD SUFFER FURTHER.

      As a result of our announcement regarding unusual sales of certain products and the appointment of the Special Committee to investigate such sales, and the increased scrutiny of our financial disclosures generally, investor confidence and the confidence of our lenders in us has suffered and could suffer further. The U.S. Attorney's Office and the SEC are scrutinizing, among other matters, our financial reporting practices with respect to such unusual sales. The results of the Special Committee's investigation and the material modifications to our 2002 and 2003 financial results included in our Annual Report on Form 10-K for the year ended December 31, 2003 may have further adversely affected confidence in us and our ability to access capital markets. The institution of further litigation and government investigations arising from these matters could also have a material adverse impact on us.

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CONCERNS WITH RESPECT TO OUR LIQUIDITY, AND THE CIRCUMSTANCES SURROUNDING OUR
PENDING LITIGATION AND GOVERNMENTAL INVESTIGATIONS AND RECENT MANAGEMENT CHANGES AND REDUCTIONS IN FORCE COULD MAKE IT DIFFICULT FOR US TO HIRE AND RETAIN KEY PERSONNEL.

      Concerns with respect to our liquidity and the investigations by the SEC and/or the U.S. Attorney's Office and pending securities and ERISA class actions and other litigation, and recent changes to our management team and reductions in force, have created substantial uncertainty regarding our ability to focus on our business operations and remain competitive with other companies in our industry. Because of this uncertainty, we may have difficulty motivating and retaining key personnel or replacing key personnel who leave aaiPharma. In addition, due to the recent substantial declines in the price of our common stock, the exercise price of outstanding employee stock options substantially exceeds the trading price of our common stock. The loss in value of these stock options may affect our ability to retain our key employees, which could seriously harm our ability to generate revenue, manage day-to-day operations, and deliver our products and services.

                          RISKS RELATED TO OUR BUSINESS

OUR INTERNAL CONTROLS HAVE BEEN INADEQUATE AND COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND ABILITY TO CARRY OUT OUR BUSINESS PLAN.

      We have determined that unusual, significant sales of our Brethine injectable and Darvocet N-100 products occurred during the second half of 2003, and that certain wholesalers were given a right to return quantities of new products that we launched in 2003 to the extent that they had not sold the new products within a specified time. We have also become aware of opportunities for an employee or group of employees to take actions to circumvent our internal controls. Thus, we are continuing a review of our internal control structure. In addition, we may have to commit substantial resources, including time from our management team, to improve our internal controls which may negatively affect our ability to implement our business plan. Further, a control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions. A failure of our controls and procedures to detect error or fraud could seriously harm our business and results of operations.

WE MAY HAVE OVERPAID FOR OUR BRANDED PRODUCT LINES, WHICH MAY NOT PRODUCE SUFFICIENT CASH FLOW TO REPAY INDEBTEDNESS INCURRED IN CONNECTION WITH THE ACQUISITION OR TO PROVIDE AN ACCEPTABLE RATE OF RETURN ON OUR INVESTMENT.

      We have increased our net revenues through a series of acquisitions of branded products. The acquisition prices that we paid were based upon many factors, including our analysis of sales history, forecasted sales, competition, and our judgment with respect to marketing potential, brand strength and product improvement opportunities. The revenues we derive from any of these product lines may be lower than amounts we expected when we acquired these product lines. We funded our significant product acquisitions, including Brethine, Darvon, Darvocet, Oramorph SR, Roxanol, and Roxicodone, with borrowings under predecessor senior credit facilities, and the net proceeds from our sale of the Notes. We may have overpaid for our branded product lines, and they may not produce sufficient cash flow to repay indebtedness incurred in connection with the acquisition or to provide an acceptable rate of return on our investment.

OUR BRANDED PRODUCTS ARE SUBJECT TO GENERIC COMPETITION AND INCREASED GENERIC SUBSTITUTION FOR OUR BRANDED PRODUCTS MAY RESULT IN A DECREASE IN OUR REVENUES AND MATERIALLY AFFECT OUR LIQUIDITY.

      Our branded products are subject to generic competition. Earlier in 2004, the Food and Drug Administration approved generic versions of our Roxicodone and Brethine injectable products. There is no proprietary protection for most of the branded pharmaceutical products that we sell, and as a result our

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branded pharmaceutical products are or may become subject to competition from generic substitutes. In May 2004, a generic version of injectable Brethine was introduced, which has significantly adversely affected our sales of that product (both as a result of a reduction in volume and pricing) and is expected to continue to do so and may result in the return of product sold in prior periods as the product expires. If our competitors can supply significant amounts of the generic product to the market, our revenues from sales of Brethine injectable product may be substantially reduced. In addition, given levels of inventory of this product in the distribution channel, our cash flows from sales of this product may be negatively affected and we may experience significant returns of this product which could materially adversely affect our liquidity. Generic substitutes for our branded products, which may be precisely identical to our branded products, are sold by competitors at significantly lower prices. If consumers and physicians do not believe that our branded products have greater benefits than their generic equivalents, they may elect generic equivalents or other substitute products in lieu of our branded products, which may result in decreased revenues for our branded products. Any further increase in the amount of generic and other competition against any one or more of our products could further lower prices and unit sales. In addition, pressures to reduce pharmaceutical costs, including from third-party payers such as health maintenance organizations, or HMOs, and health insurers, may result in physicians or pharmacies increasingly using generic substitutes. State and federal legislation, and decisions by state and federal government agencies with the power to determine or influence purchasing decisions on products sold to government agencies or through government-funded programs, may be enacted or made that would adversely affect purchases of branded pharmaceutical products. Such legislation or government agency decisions may more broadly mandate substitution of generic products for prescriptions written for branded products, establish preferred or exclusionary product lists that favor generic products, or otherwise establish or influence product purchases. Competition from generic products or additional legislation or regulatory developments favoring generic products, creating preferred or exclusionary product lists, or establishing or influencing purchasing decisions could cause our sales of branded products to decrease and could have a material adverse effect on our business, financial condition, and results of operations.

A SMALL NUMBER OF CUSTOMERS ACCOUNT FOR A LARGE PORTION OF OUR SALES AND THE LOSS OF ONE OF THEM, OR CHANGES IN THEIR PURCHASING OR PAYMENT PATTERNS OR INVENTORIES, COULD RESULT IN REDUCED SALES OR ADVERSELY IMPACT OUR FINANCIAL PERFORMANCE.

      We are heavily dependent on sales of our products to three large national wholesalers, McKesson Corporation, Cardinal Health Inc., and AmerisourceBergen Corporation, which then resell our products out of their inventories to pharmacies and other indirect customers for use in meeting ultimate prescription demand. Our results of operations, including, in particular, product sales revenue, may vary from quarter to quarter due to buying and payment patterns and inventories of our wholesalers. In the event wholesalers with whom we do business determine to limit their purchases of our inventory or withhold payments from us, sales of our products or our cash flows could be materially adversely affected. For example, concerns among wholesalers with respect to our financial condition could depress sales of our products. In addition, we believe that excess sales of our Brethine injectable and Darvocet N-100 products during the second half of 2003 will significantly reduce our sales of these products in 2004 and the sales of these products to date in 2004 have been significantly lower than 2003 levels. The small number of wholesale drug distributors, consolidation in this industry or financial difficulties of these distributors could result in the combination or elimination of warehouses, which could temporarily increase returns of our products or, as a result of distributors reducing inventory levels, delay the purchase of our products.

WE DO NOT ANTICIPATE RECEIVING FURTHER MATERIAL PAYMENTS IN CONNECTION WITH OUR SIGNIFICANT DEVELOPMENT AGREEMENT IN THE FUTURE, AND WE MAY BE UNABLE TO REPLACE THIS REVENUE STREAM.

      We have a significant development agreement under which we received product development revenues of $13.0 million in 2003, $16.9 million in 2002 and $14.9 million in 2001 and development services revenues of $2.7 million in 2003, $4.7 million in 2002 and $6.3 million in 2001. During this time period, we recorded research and development expenses of $1.0 million in 2003, $0.7 million in 2002 and $2.3 million in 2001 related to this agreement. In April 2004, we entered into an agreement to receive a prepayment of amounts that would otherwise be paid to us quarterly through the second quarter of 2005 under this significant development agreement. These payments would have aggregated $15.4 million, and in April 2004 we received approximately $15.0 million in gross proceeds from the prepayment. We do not anticipate that we will receive further material payments in connection with this significant development agreement in the future. If we are unable to replace this revenue stream, our results of operations and cash flows may be materially adversely affected.

WE ARE DEPENDENT ON THIRD PARTIES FOR THE MANUFACTURE OF OUR PRODUCTS AND FOR CRITICAL RAW MATERIALS AND SERVICES.

      We are dependent on third parties for certain essential business functions, and problems with these third-party arrangements could materially adversely affect our ability to manufacture and sell products and our business, financial condition, and results of operations.

      We are dependent on third parties for the manufacture of most of our proprietary products. Our manufacturing dependence upon third parties may adversely affect our profit margins and our ability to deliver our products on a timely and competitive basis. If we are unable to retain or replace third-party manufacturers on commercially acceptable terms, we may not be able to distribute our products as planned. If we encounter delays or difficulties with contract manufacturers in producing or packaging our products, the distribution, marketing and subsequent sales of these products will be adversely affected, and we may have to seek alternative sources of supply, lose sales or abandon or divest a product line on unsatisfactory terms. We may be unable to enter into alternative supply arrangements at commercially acceptable rates on a timely basis, if at all. The manufacturers that we use may not be able to provide us with sufficient quantities of our products, and the products supplied to us may not meet our specifications. Moreover, failure of our contract manufacturers to follow good manufacturing practices as mandated by the FDA, could suspend or halt manufacturing at these sites. Additionally, modifications, enhancements, or changes in manufacturing sites of approved products are subject to FDA approval that we may or may not be able to obtain and that may be subject to a lengthy application process.

      After expiration of our existing third-party supply contracts, our manufacturing costs for those products supplied under these contracts could be higher and any transfer of manufacturing of these products, including any transfer to our own or new third-party manufacturing facilities, may cause us to incur significant manufacturing start-up costs. Our third-party supply contracts are scheduled to expire beginning over the next few years, and we may be unable to renew agreements with our current suppliers because in a number of cases our suppliers are companies from whom we acquired our branded products and the supply agreements were entered into in connection with the purchase of the branded product line. Additionally, any change of the manufacturing site of any of these products would require FDA approval of the new manufacturing facility. FDA approval, however, is not within our control, and we may not receive the necessary approval within our anticipated time schedule, if at all.

      We are also dependent on third parties for the supply of critical raw materials and packaging supplies. Sales of our products will be dependent on our ability to obtain FDA-approved supplies of raw materials, including active and inactive pharmaceutical ingredients, and packaging materials, at commercially acceptable prices and terms, in time to satisfy critical product development, testing, analytical and manufacturing activities, customer contracts, or our development plans. The FDA must approve the supply source of many ingredients for our products. The qualification of a new supply source could delay the manufacture of the drug involved. Arrangements with our foreign suppliers are subject to certain additional risks, including the availability of governmental clearances, export duties, political instability, currency fluctuations, and restrictions on the transfer of funds. Any constraints on the supply of raw materials could materially and adversely affect our business, financial condition, and results of operations.

      We use, and are dependent on, a contract distribution program for warehousing of our branded products. We have contracted with a national pharmaceutical product distribution company to provide warehousing, product distribution, inventory tracking, customer service and financial administrative assistance related to our product distribution program. We are dependent on the capabilities of this third party to distribute our products effectively. We do not have extensive experience performing these functions ourselves and may suffer significant disruption if in the future we have to perform these functions or find alternative providers.

OUR NEW PRODUCTS AND LINE EXTENSIONS, INCLUDING DARVOCET A500, MAY NOT PRODUCE REVENUES SUFFICIENT TO JUSTIFY THE COST OF ACQUIRING OR DEVELOPING THESE PRODUCTS OR OUR RELATED DIRECT COSTS AND SELLING EXPENSES.

      Our business plan for our Darvocet line extensions, including Darvocet A500, was based on the belief that these products would not be subject to immediate competition from generic products, although they would be subject to potential generic competition. In some jurisdictions, however, pharmacists may fill prescriptions written for Darvocet A500 and similar Darvocet line extension products with generic products that, though not recognized by the FDA as therapeutically equivalent to the Darvocet products, may be deemed by the pharmacist to be therapeutically equivalent to those products. It is our understanding that a pharmacist's profit margin on these generic products generally exceeds the pharmacist's profit margin on our branded Darvocet line extension products. These factors may result in lower revenues from these Darvocet line extensions than we had internally estimated. We have written off the full amount of the Darvocet A-500 assets we acquired in July 2003 because we do not anticipate additional material income from this product. Our new products and line extensions may not produce revenues sufficient to justify our cost of acquiring or developing these products or our direct costs and selling expenses.

IF WE CANNOT SELL OUR DARVOCET A500 AND OTHER PRODUCTS IN AMOUNTS GREATER THAN OUR MINIMUM PURCHASE REQUIREMENTS UNDER OUR SUPPLY AGREEMENT, OUR RESULTS OF OPERATIONS AND CASH FLOWS MAY BE ADVERSELY AFFECTED.

      Our original supply agreement for Darvocet A500 requires us to purchase certain minimum levels of this product over the initial three-year period of this agreement, subject to specified terms and conditions. We amended the agreement to allow other products manufactured by the third party on our behalf to count towards this minimum requirement, but have not yet agreed upon the terms for manufacturing these additional products, including price. If sales of our products do not significantly increase from current rates or we are unable to transfer the manufacturing of additional products to the third party in a timely manner, we may incur losses in connection with the purchase commitments under the supply agreement. In the event we incur losses in connection with the purchase commitments under the supply agreements, there may be a material adverse effect upon our results of operations and cash flows.

BECAUSE WE HAVE A LIMITED NUMBER OF PRODUCT LINES, A MATERIAL ADVERSE CHANGE IN ANY ONE OF OUR PRODUCT LINES COULD MATERIALLY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND CASH FLOWS.

      Our success is largely dependent upon a limited number of key product lines, which means that any unfavorable developments with respect to any one product line could materially adversely affect us. Sales of our branded product lines, particularly Darvon, Darvocet, and Brethine, represent a significant portion of our total revenues. The divestiture of our M.V.I. business reduced the number of key product lines that we sell. Accordingly, any factor adversely affecting sales of any of these products, such as the recent introduction of generic competitors of our injectable Brethine and Roxicodone products, could have a material adverse effect on our business, financial condition, and results of operations. In addition, any perceived problems with these products, such as any problem with their safety or efficacy, could have a similar material adverse effect.

WE MAY INCUR SUBSTANTIAL EXPENSE TO DEVELOP PRODUCTS THAT WE NEVER SUCCESSFULLY COMMERCIALIZE.

      We incur substantial research and development expenses, and other expenses, attempting to develop new or improved products or product line extensions. The products or line extensions to which we devote operational and financial resources could be commercial failures. Successful commercialization of products and product line extensions requires accurate anticipation of market and customer acceptance of particular products, customers' needs, the sale of competitive products, and emerging technological trends, among other things. Additionally, for successful product development, we must complete many complex formulation and analytical testing requirements and obtain regulatory approvals from the FDA and other regulatory agencies. When developed, new or reformulated drugs may not exhibit desired characteristics or may not be accepted by the marketplace. Complications can also arise during production scale-up. Our products and line extensions may encounter unexpected, unresolvable patent conflicts, or may not have enforceable intellectual property rights. Delays or problems also may arise from internal conflicts for resource availability, personnel errors or equipment failures. If we incur significant expenses for a product or line extension that we do not successfully develop and commercialize, there could be a material adverse effect on our business, financial condition and results of operations.

INTRODUCTIONS BY US OF LINE EXTENSIONS OF OUR EXISTING PRODUCTS MAY REQUIRE THAT WE MAKE UNEXPECTED CHANGES IN OUR ESTIMATES FOR FUTURE PRODUCT RETURNS AND RESERVES FOR OBSOLETE INVENTORY WHICH WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

      Part of our business strategy includes the introduction of line extensions of our existing products to create marketing advantages and extend the life cycles of our product lines. From time to time, we may seek to introduce line extensions on an expedited basis, even though there are significant levels of inventories of product which may be rendered obsolete or otherwise adversely affected by the line extension. This may require us to increase our estimate for returns of product on hand at wholesalers, which are recorded as a reduction of our net revenues, and increase our reserve for our inventory which is recorded as a direct cost. Accordingly, the introduction of line extensions may adversely affect our operating results.

THERE IS A RISK THAT WE MAY INCUR ADDITIONAL CHARGES FOR INTANGIBLE ASSET IMPAIRMENT.

      When we acquire the rights to manufacture and sell a product, we record the aggregate purchase price, along with the value of the product related liabilities we assume, as intangible assets. We use the assistance of valuation consultants to help us allocate the purchase price to the fair value of the various intangible assets we have acquired. Then, we must determine if each asset has an indefinite life or a definite life and estimate the economic useful life of each of the definite-lived intangible assets in order to amortize their cost as an expense in our statement of operations over the estimated economic useful life of the related asset. The factors that drive the actual economic useful life of a pharmaceutical product are inherently uncertain, and include physician loyalty and prescribing patterns, competition by products prescribed for similar indications, future introductions of competing products not yet FDA approved, the impact of promotional efforts and many other issues. We use all of these factors in initially estimating the economic useful lives of our products, and we also routinely monitor these factors for indications of appropriate revisions.

      In assessing the recoverability of our intangible assets, we must make assumptions regarding estimated undiscounted future cash flows and other factors. If the estimated undiscounted future cash flows do not exceed the carrying value of the intangible assets, we must determine the fair value of the intangible assets. If the fair value of the intangible assets is less than their carrying value, an impairment loss will be recognized in an amount equal to the difference. If these estimates or their related assumptions change in the future, we may be required to record impairment changes for our intangible assets. In addition, material adjustments to our forecasted revenues from the sales of any of our acquired product lines, including Brethine and Darvocet, may require us to employ different assumptions with respect to our estimated cash flows. We review intangible assets for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If we determine that an intangible asset is impaired, a non-cash impairment charge is recognized.

      Because circumstances after an acquisition can change, we may not realize the value of intangible assets. If we were to determine that impairment of our intangible assets has occurred, we would be required to write-off the impaired portion of the unamortized intangible assets, which could have a material adverse effect on our results of operations in the period in which the write-off occurs. In addition, in the event of a sale of any of our assets, we cannot be certain that our recorded value of such intangible assets would be recovered.

WE MAY BE UNABLE TO SECURE OR ENFORCE ADEQUATE INTELLECTUAL PROPERTY RIGHTS TO PROTECT THE NEW PRODUCTS OR TECHNOLOGIES WE DEVELOP, AND OUR EXISTING INTELLECTUAL PROPERTY RIGHTS MAY NOT BE ADEQUATE TO PROTECT US OR PROVIDE US WITH A COMPETITIVE ADVANTAGE.

      Our ability to successfully commercialize new products or technologies is dependent upon our ability to secure and enforce strong intellectual property rights, generally patents, and we may be unable to do so.

To obtain patent protection, we must be able to successfully persuade the U.S. Patent and Trademark Office and its foreign counterparts to issue patents on a timely basis and possibly in the face of third-party challenges. Even if we are granted a patent, our rights may later be challenged or circumvented by third parties. The issuance of a patent is not conclusive as to its validity or enforceability. Litigation to enforce our patents generally will involve substantial professional fees and costs and may ultimately prove to be unsuccessful. In addition, we may receive notices from third parties regarding patent claims against us or our subsidiaries. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert our management's attention and resources, and cause us to incur significant expenses or, in the event of adverse decisions, significant damages owed to the patent owner. In addition, any potential intellectual property litigation could require that we stop selling our products, obtain a license from the owner to sell or use the relevant intellectual property, which we may not be able to obtain on favorable terms, if at all, or modify our products to avoid using the relevant intellectual property. In the event of a successful claim of infringement against us, our business, financial condition and results of operations could be materially and adversely affected.

      Additionally, we also rely on trade secrets and other unprotected proprietary knowledge, which we generally seek to protect by confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, licensees and other companies. These agreements, however, may be breached or may not be enforceable, or we may not have adequate remedies for a breach by the other party. Additionally, our trade secrets may become known by our competitors. Parties to those agreements may claim rights to intellectual property arising out of their work. The disclosure or misappropriation of our intellectual property for any of these reasons could materially and adversely affect our business, financial condition or results of operations.

WE MAY BE UNABLE TO OBTAIN GOVERNMENT APPROVAL FOR OUR PRODUCTS OR COMPLY WITH GOVERNMENT REGULATIONS RELATING TO OUR BUSINESS.

      The commercialization of pharmaceutical products is subject to extensive federal, state and local regulation in the United States and similar foreign regulation. We do not know the extent to which we may be affected by legislative and other regulatory actions and developments concerning various aspects of our operations, our products and the health care field generally. We do not know what effect changes in governmental regulation and other actions or decisions by governmental agencies may have on our business in the future. Any changes could require changes to manufacturing methods or facilities, pharmaceutical importation, expanded or different labeling, new approvals, the recall, replacement or discontinuance of certain products, additional record keeping, price or purchase controls or limitations, and expanded documentation of the properties of certain products and scientific substantiation. Any regulatory changes could have a material adverse effect on our business, financial condition and results of operations or our competitive position. The manufacturing, processing, formulation, packaging, labeling, distribution, importation, pricing, reimbursement and advertising of our products, and disposal of waste products arising from these activities, are also subject to regulation by the U.S. Drug Enforcement Administration, the Federal Trade Commission, the U.S. Consumer Product Safety Commission, the U.S. Department of Agriculture, the Occupational Safety and Health Administration, the U.S. Environmental Protection Agency, the U.S. Customs Service and the Centers for Medicare and Medicaid Services, as well as state, local and foreign governments.

      Before marketing most drug products, we are required to obtain approval from the FDA based upon pre-clinical testing, clinical trials showing safety and effectiveness, chemistry and manufacturing control data, and other data and information. The generation of the required data is regulated by the FDA and can be time-consuming and expensive, and the results might not justify approval. Our FDA product filings may not be approved in a timely manner, if at all, and we may be unable to meet other regulatory requirements for our products. Pharmaceutical products also must be distributed, sampled, advertised and promoted in accordance with FDA requirements. Even if we are successful in obtaining all required pre-marketing approvals, post-marketing requirements and any failure on our part to comply with other regulations could result in suspension or limitation of approvals or commercial activities pertaining to affected products. The FDA could also require reformulation of products during the post-marketing stage.

      All of our drugs must be manufactured in conformity with current Good Manufacturing Practice regulations, as interpreted and enforced by the FDA, and drug products subject to an FDA-approved application must be manufactured, processed, packaged, held and labeled in accordance with information contained in the application. Additionally, modifications, enhancements or changes in manufacturing sites of approved products are, in many circumstances, subject to FDA approval, which may be subject to a lengthy application process or which we may be unable to obtain. Our facilities, including the facilities used in our development services business and those of our third-party manufacturers, are periodically subject to inspection by the FDA and other governmental agencies, and operations at these facilities could be interrupted or halted if such inspections are unsatisfactory.

      Failure to comply with FDA or other governmental regulations can result in fines, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production or distribution, suspension of the FDA's review of our product applications, termination of ongoing research, disqualification of data for submission to regulatory authorities, enforcement actions, injunctions and criminal prosecution. Under certain circumstances, the FDA also has the authority to revoke previously granted drug approvals. Although we have instituted internal compliance programs, if compliance is deficient in any significant way, it could have a material adverse effect on us. Most of our suppliers are subject to similar regulations and periodic inspections.

      The federal health care program antikickback statute makes it illegal for anyone to knowingly and willfully make or receive "kickbacks" in return for any health care item or service reimbursed under any federally financed healthcare program. This statute applies to arrangements between pharmaceutical companies and the persons to whom they market, promote, sell and distribute their products. Federal false claims laws prohibit any person from knowingly making a false claim to the federal government for payment. Recently, several pharmaceutical companies have been prosecuted under these laws, even though they did not submit claims to government healthcare programs. The prosecutors alleged that they were inflating drug prices they report to pricing services, which are in turn used by the government to set Medicare and Medicaid reimbursement rates. Pharmaceutical companies also have been prosecuted under these laws for allegedly providing free products to customers with the expectation that the customers would bill federal programs for the products. Additionally, the majority of states have laws similar to the federal antikickback law and false claims laws. Sanctions under these federal and state laws include monetary penalties, exclusion from reimbursement for products under government programs, criminal fines and imprisonment. While we have internal policies and practices requiring compliance with the health care fraud and abuse laws and false claims laws, it is possible that some business practices could be subject to challenge under one or more of these laws, which could have a material adverse effect on our business, financial condition and results of operations.

      On January 2, 2004, we received separate letters from the Kentucky Office of Attorney General and the Florida Office of Attorney General advising that each was currently investigating allegations regarding our pricing practices related to our average manufacturer price and best price calculations that are used by the government to set Medicaid reimbursement rates. Neither letter requested that we provide any information, and each letter merely requested that we retain all documents with respect to these calculations pursuant to a newly adopted federal regulation that would have permitted the destruction of these documents three years after the applicable prices were reported, except to the extent we were aware of an ongoing investigation. It is our understanding that many other pharmaceutical companies received similar letters at that time from attorneys general in a number of states and that such letters may have been in response to the new federal regulation that would have otherwise allowed the destruction of documents reflecting these pricing calculations. A number of attorneys general, including the Florida and Kentucky attorneys general, petitioned the U.S. Secretary of Health and Human Services to withdraw the new regulation. We are not aware of any further developments in these investigations.

      Additionally, our business involves the controlled storage, use and disposal of hazardous or highly potent materials. We are subject to numerous environmental laws and regulations in the jurisdictions in which we operate. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply in all material respects with the standards prescribed by law and regulation in each of our locations, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable to governmental authorities or private parties for any damages that result, and the liability could exceed our resources. In addition, we could be held liable for costs associated with contamination of properties currently or formerly occupied by us, or at other parties' disposal sites where we dispose or have disposed of hazardous wastes, even though this contamination may have been caused by third parties or the disposal may have complied with the regulatory requirements then in place. Current or future environmental laws and regulations, or adverse changes in the way current laws and regulations are interpreted or enforced, may materially adversely affect our business, financial condition and results of operations. We maintain liability insurance for some environmental risks that our management believes to be appropriate and in accordance with industry practice. However, we may incur liabilities beyond the limits or outside the coverage of our insurance and may not be able to maintain insurance on acceptable terms.

      In connection with our activities outside the U.S., we are subject to foreign regulatory requirements governing the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical products. These requirements vary from country to country. Even if FDA approval has been obtained for a product, approval by comparable regulatory authorities of foreign countries must be obtained prior to marketing the product in those countries. For example, some of our foreign operations are subject to regulations by the European Medicines Evaluations Agency and the U.K. Medicines Control Agency. The approval process may be more or less rigorous from country to country, and the time required for approval may be longer or shorter than that required in the U.S. Clinical studies conducted outside of any particular country may not be accepted by that country, and the approval of a pharmaceutical product in one country does not assure that the product will be approved in another country. In addition, regulatory agency approval of pricing is required in many countries and may be required for our marketing of any drug in those countries.

PRODUCT LIABILITY CLAIMS OR PRODUCT RECALLS COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      We face an inherent business risk of exposure to product liability claims in the event that the use of our products or products that we manufacture for others is alleged to have resulted in adverse effects. Such risks will exist even with respect to those products that receive regulatory approval for commercial sale. While we will take what we believe are appropriate precautions, we may not be able to avoid significant product liability exposure. Although we maintain product liability insurance, this insurance may not be sufficient to cover all potential claims against us or involving our products or products manufactured for others. Also, adequate insurance coverage for existing and future products may not be available in the future at acceptable costs, if at all. The assertion of this type of claim could have a material adverse affect on our business, financial condition and results of operations. Product recalls may be issued at our discretion or at the discretion of government agencies or others having regulatory authority for pharmaceutical product sales. Recalls also could have a material adverse effect on our business, financial condition and results of operations.

WE ARE VULNERABLE TO PRESSURES FROM THIRD-PARTY PAYERS.

      Our commercial success in product sales will depend on patients being reimbursed by third-party health care payers, such as government and private health insurers and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and services. For example, third-party payers strenuously discourage use of branded products when generic substitutes are available, although they may prefer established branded products over more expensive newer products for the same indication. As a result, reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product acquisition and development. If adequate reimbursement levels are not provided, our business, financial condition and results of operations could be materially and adversely affected.

      The market for our products may also be limited by other actions of third-party payers. For example, many managed health care organizations are now limiting the pharmaceutical products that are on their lists of approved drugs. The resulting competition among pharmaceutical companies to place their products on these formulary lists has created a trend of downward pricing pressure in the industry. In addition, many managed care organizations are pursuing various ways to reduce pharmaceutical costs and are considering formulary contracts primarily with those pharmaceutical companies that can offer a broad line of products for a given class of therapy or disease, which we cannot do. Our products may not be included on the approved drug list of managed care organizations, and downward pricing pressures in the industry generally could materially and adversely impact our business, financial condition and results of operations.

NEW LEGISLATION OR REGULATORY PROPOSALS MAY ADVERSELY AFFECT OUR REVENUES.

      A number of legislative proposals aimed at reducing the costs of medical products and services have been enacted or proposed. For example, certain state governments have enacted legislation that seeks to reduce the price paid by the Medicaid program for prescription drugs. In Florida and Michigan, pharmaceutical companies that sell drugs reimbursed under state Medicaid programs are now required to offer rebates in addition to the existing rebates mandated by Federal law in order for their prescription drugs to be placed on the state's preferred list of drugs eligible for Medicaid reimbursement. A number of states are considering additional legislation and other measures that would, if enacted, further adversely affect revenues from the sale of branded drugs, for example, through limits on the purchase of branded drugs by state institutions and restrictions on reimbursement for branded drugs in programs subject to state jurisdiction.

      In addition, in 2000, Congress directed the FDA to adopt regulations allowing the reimportation of approved drugs originally manufactured in the United States back into the United States from other countries where the drugs were sold at a lower price. Although the Secretary of Health and Human Services has refused to implement this directive, in July 2003 the House of Representatives passed a similar bill that does not require the Secretary of Health and Human Services to act. The reimportation bills have not yet resulted in any new laws or regulations; however, these and other initiatives could decrease the price we receive for our products. For most of our branded products, we own only the U.S. distribution rights, while others own the rights to distribute these products outside the United States. Accordingly, sales of our products in the United States could be adversely affected by the importation of equivalent products that are manufactured by others and are available outside the United States.

      Changes in the Medicare, Medicaid or similar governmental programs or the amounts paid by those programs for our services may adversely affect our earnings. These programs are highly regulated and subject to frequent and substantial changes and cost containment measures. In recent years, changes in these programs have limited and reduced reimbursement to providers. The Medicare Prescription Drug, Improvement and Modernization Act of 2003, creates a new, voluntary prescription drug benefit under the Social Security Act, which we refer to as "Medicare Drug Benefit." Beginning in 2006, Medicare beneficiaries entitled to Part A or enrolled in Part B, as well as certain other Medicare enrollees, will be eligible for the Medicare Drug Benefit. Regulations implementing the Medicare Drug Benefit have not yet been published, and the Medicare Drug Act requires that the Federal Trade Commission conduct a study and make recommendations regarding additional legislation that may be needed concerning the Medicare Drug Benefit. We are unable at this time to predict or estimate the financial impact of this new legislation.

      Additionally, several large pharmaceutical companies have recently adopted discount plans for the elderly. Our business, financial condition and results of operations could be materially and adversely affected if recently established or future legislative or regulatory programs that are designed to reduce the costs of medical products and services are effective or require consumers to use generic substitutes or other alternatives for our branded products.

OUR BUSINESS IS SUBJECT TO CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE THAT HAS INCREASED BOTH OUR COSTS AND THE RISK OF NONCOMPLIANCE.

      Because our common stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and NASDAQ, have recently issued new requirements and regulations and continue developing additional regulations and requirements in response to recent corporate scandals and laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these new regulations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities.

      In particular, our efforts to prepare to comply with Section 404 of the Sarbanes-Oxley Act and related regulations regarding our management's required assessment of our internal control over financial reporting and our independent auditors' attestation of that assessment have required, and continue to require, the commitment of significant financial and managerial resources. Although management believes it has made significant progress in documenting and testing the internal controls and procedures used in our financial reporting, as well as remediating deficiencies in such controls and procedures, we can provide no assurance at this time that management will be able to report that our internal controls over financial reporting are effective as of December 31, 2004, or if management does conclude that such internal controls are effective that our independent auditors will be able to attest that such internal controls are effective.

      Moreover, because the new and changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.